Exhibit 99.1

VLOV, Inc. Reports Record Second Quarter 2012 Financial Results of $25.3 Million in Revenue and Fully Diluted EPS of $0.62

-- Q2 2012 Net Sales up 22.7% to $25.3 Million
-- Q2 2012 Gross Margin 45.4%
-- Q2 2012 Gross Profit up 23.9% to $11.5 Million
-- Q2 2012 Adjusted Net Income $4.6 Million (Non-GAAP)
-- To Showcase for Second Consecutive Year at the Mercedes Benz New York Fashion Week in September 2012

XIAMEN, China, August 13, 2012 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV) ("VLOV" or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion forward men’s apparel in the People’s Republic of China, today announced financial results for the three and six months ended June 30, 2012.

Three months ended June 30, 2012 vs. three months ended June 30, 2011 (unaudited):

	Q2 2012	Q2 2011	Change
Net Sales	$25.3 million	$20.6 million	+22.7%
Gross Profit	$11.5 million	$9.3 million	+23.9%
Income from Operations	$6.4 million	$4.4 million	+47.2%
GAAP Net Income	$4.9 million	$3.8 million	+29.3%
Adjusted Net Income *	$4.6 million	$3.4 million	+35.6%

GAAP EPS (Diluted)	$0.62	$0.48	+28.4%
Adjusted EPS (Diluted) *	$0.59	$0.44	+34.6%
Weighted Average Diluted Shares	7,856,661	7,800,995	+0.7%

* Excludes $0.3 million and $0.4 million of non-cash gains related to the fair value of the Company’s warrants for the three months ended June 30, 2012 and 2011, respectively. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Six months ended June 30, 2012 vs. six months ended June 30, 2011 (unaudited):

	2012	2011	Change
Net Sales	$$40.4 million	$$41.8 million	-3.2%
Gross Profit	$$19.2 million	$$18.6 million	+3.6%
Income from Operations	$$10.8 million	$$10.1 million	+6.3%
GAAP Net Income	$$7.4 million	$$8.2 million	-10.6%
Adjusted Net Income **	$$6.8 million	$$7.7 million	-11.2%

GAAP EPS (Diluted)	$0.94	$1.06	-11.2%
Adjusted EPS (Diluted) **	$0.87	$0.98	-11.8%
Weighted Average Diluted Shares	7,848,272	7,798,934	+0.6%

** Excludes $0.6 million of non-cash gains related to the fair value of the Company’s warrants for the six months ended June 30, 2012 and 2011, respectively. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Mr. Qingqing Wu, Chairman and CEO of VLOV, commented, "We are pleased to report another quarter of double-digit revenue growth, which reflects strong consumer acceptance of our contemporary, fashion-forward designs.  At the same time, we delivered solid gross margins, as well as strong year-over-year increases in operating income and adjusted earnings per share. Given our brand strength, we anticipate that our distributors will update their older points of sales as we look to add more Company owned stores in Fujian Province.”

As of June 30, 2012, VLOV’s products were sold by our distributors in 414 points of sale (“POS”) throughout China, including counters, concessions, stand-alone stores and store-in-stores.  Additionally, the Company owns and operates 18 stores in Fujian Province.  Fujian is one of China's wealthiest provinces and is home to the Company’s headquarters.

Mr. Wu added, "We are very excited that VLOV’s recognition from the China Fashion Designer’s Association resulted in their recommendation to have VLOV participate in New York Fashion Week for the second consecutive year.”   VLOV will showcase its 2013 Spring/Summer collection at Mercedes-Benz Fashion Week in New York City on September 8, 2012.

Results for the three and six months ended June 30, 2012 as compared to the three and six months ended June 30, 2011

Net Sales (amounts in thousands, in U.S. Dollars, except for percentages)

Net sales for the three months ended June 30, 2012 increased by 22.7% from the same period in 2011, while net sales for the six months ended June 30, 2011 decreased by 3.2% from the same period of 2011.  Net sales for the three and six months ended June 30, 2012 and 2011 were primarily generated from sales to our distributors, who retailed them at their POS throughout northern, central and southern China.  The increased sales for the three months ended June 30, 2012 was primarily attributable to sales to our Beijing, Shandong and Hubei distributors that were partially offset by decreases in sales to our distributors in Shaanxi and Jiangxi.  The slight decrease in sales for the six months ended June 30, 2012 was primarily attributable to decreases in sales to distributors in Shaanxi and Jiangxi that were partially offset by increases in sales by our Beijing, Shandong and Hubei distributors.

As the Company has continued to upscale its product offering the Company has allocated additional resources in Beijing, Zhejiang, Shandong and Hubei Provinces where the standard of living is generally higher and its target clientele are more brand conscious and receptive to the Company’s high end products. Sales in these provinces continued to increase during the three and six months ended June 30, 2012. However, customers in less affluent provinces were not as receptive to our upscale products and thus sales in such provinces declined during the three and six months ended June 30, 2012.

Our apparels are targeted toward middle to upper class Chinese men from the ages of 20 to 45, who we believe tend to be very brand conscious.  Therefore, we strive to continue creating more upscale products and to educate and work closely with our distributors on how to best showcase our products, such as through higher-end stand-alone stores and store-in-stores which we believe strengthen the image and exclusivity of our brand among our target demographic.  Our distributors have been responsive to our efforts by closing many of their lower-end counters and concessions, although doing so has impacted our revenue growth during the six months ended June 30, 2012.  However, we believe that our upscale strategy will drive our margins and profitability in the long-term.

Cost of Sales and Gross Profit Margin (amounts in thousands, in U.S. Dollars, except for percentages)

Total cost of sales for the three months ended June 30, 2012 increased by 21.8% from a year ago primarily due to increased sales.  Our cost of sales as a percentage of net sales was 54.6% and 55.0% for the three months ended June 30, 2012 and 2011, respectively.  Gross margin as a percentage of net sales increased slightly from 45.0% to 45.4% period over period due to our focus on selling higher margin products at higher price points.

Total cost of sales for the six months ended June 30, 2012 decreased by 8.6% from a year ago primarily due to lower sales during the six months ended June 30, 2012.  Our cost of sales as a percentage of net sales was 52.4% and 55.5% for the six months ended June 30, 2012 and 2011, respectively.  Gross margin as a percentage of net sales increased from 44.5% to 47.6% period over period.  Our gross margin increased due to our focus on selling higher margin products at higher price points.

Selling, General and Administrative Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

Selling expenses for the three months ended June 30, 2012 decreased by 8.8% as compared to the same period last year, and decreased by 1.8% for the six months ended June 30, 2012 as compared to the same period last year.  The slight decrease in selling expenses during the three and six months ended June 30, 2012 from the prior periods was due to timing differences relating to certain fashion show costs being expensed. We expect that our selling expenses will continue to increase as a percentage of total revenue and in absolute dollars as we continue our marketing efforts to support our existing distribution network and penetrate potential new markets, as well as to establish our brand amongst our target demographic.

General and administrative expenses for the three months ended June 30, 2012 increased by 49.3% from a year ago, and increased by 6.3% for the six months ended June 30, 2012 as compared to the same period last year.  The higher general and administrative costs during the three and six months ended June 30, 2012 as compared to the prior period was a result of operating our own retail stores, and we expect such costs will also increase as a percentage of our net sales and in absolute dollars going forward.

Change in Fair Value of Derivative Liability (amounts in thousands, in U.S. Dollars)

We issued common stock purchase warrants to the investors in our financings completed in October, November and December 2009. These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as these are non-cash charges.  For the three months ended June 30, 2012 and 2011, we recorded gains of $249 and $357 respectively.  For the six months ended June 30, 2012 and 2011, we recorded gains of $567 and  $579, respectively.  In future periods, we may experience significant gains or losses, as the value of these warrants fluctuates in response to changes in our stock price.

Net Income (amounts in thousands, in U.S. Dollars, except for percentages)

Net income increased by 29.3% or $1,103 from $3,762 from the three months ended June 30, 2011 to $4,865 for the three months ended June 30, 2012.  Net income decreased by 10.6% or $872 from $8,233 for the six months ended June 30, 2011 to $7,361 for the six months ended June 30, 2012.

Adjusted Net Income (non-GAAP) (amounts in thousands in U.S. Dollars, except for percentages).

Adjusted net income increased by 35.6% or $1,211 from $3,405 from the three months ended June 30, 2011 to $4,616 for the three months ended June 30, 2012.  Adjusted net income for the three months ended June 30, 2012 and 2011 excludes $249 and $357 of gains related to derivative warrant liability for the three months ended June 30, 2012 and 2011, respectively.  Adjusted net income decreased by 11.2% or $860 from $7,654 for the six months ended June 30, 2011 to $6,794 for the six months ended June 30, 2012.  Adjusted net income for the six months ended June 30, 2012 and 2011 excludes $567 and $579 of gains related to the derivative warrant liability for the six months ended June 30, 2012 and 2011, respectively.  Please see "About Non-GAAP Financial Measures" below.

Balance Sheet

As of June 30, 2012, we had cash and cash equivalents of $28.2 million, total current assets of $67.0 million and current liabilities of $15.9 million.  Included in total current liabilities of $15.9 million as of June 30, 2012, is $1.0 million of registration liquidated penalties in connection with our equity financings in the fourth quarter of 2009 which we plan to pay as soon as it is practicable to do so.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges and gains that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV.  Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions.  The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons.  The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods.  In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income

(amounts in millions, except for share and per share amounts)

	Three Months Ended
	June 30, 2012	June 30, 2011
GAAP Net Income	$4.9	$3.8
GAAP Fully Diluted Earnings Per Share	$0.62	$0.48
Addition (deduction):
Change in fair value of warrants	$(0.3)	$(0.4)
Non GAAP Net Income	$4.6	$3.4
Non GAAP Fully Diluted Earnings Per Share	$0.59	$0.44
Shares used in computing net income per fully diluted share	7,856,661	7,800,995

(amounts in millions, except for share and per share amounts)

	Six Months Ended
	June 30, 2012	June 30, 2011
GAAP Net Income	$7.4	$8.2
GAAP Fully Diluted Earnings Per Share	$0.94	$1.06
Addition (deduction):
Change in fair value of warrants	$(0.6)	$(0.6)
Non GAAP Net Income	$6.8	$7.7
Non GAAP Fully Diluted Earnings Per Share	$0.87	$0.98
Shares used in computing net income per fully diluted share	7,848,272	7,798,934

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of June 30, 2012, VLOV products were sold by its distributors at 414 points of sale across northern, central and southern China, as well as at 18 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net

VLOV INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,221	$14,725
Accounts and other receivables	25,524	36,233
Trade deposits	5,969	3,482
Inventories	7,183	1,880
Prepaid expenses	68	85
Total current assets	66,965	56,405
Property, plant and equipment, net	1,503	2,197
Goodwill	5,256	5,219
TOTAL ASSETS	$73,724	$63,821

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,395	$7,173
Accrued expenses and other payables	1,550	1,967
Amount due to a director/officers	451	1,216
Derivative liability - common stock warrants	106	673
Income and other taxes payable	2,354	3,002
Total current liabilities	15,856	14,031

Stockholders’ equity:
Common stock, $0.00001 par value, 40,000,000 shares authorized, 7,645,991 and 7,586,741 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 548,345 and 632,853 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively (liquidation preference $1,568,267 and $1,809,960)	780	900
Additional paid-in capital	10,177	9,718
Statutory reserve	913	913
Retained earnings	42,448	35,087
Accumulated other comprehensive income	3,549	3,171
Total stockholders' equity	57,868	49,790
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$73,724	$63,821

VLOV INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited; amounts in thousands - except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$25,268	$20,588	$40,441	$41,761
Cost of sales	13,803	11,332	21,193	23,189
Gross profit	11,465	9,256	19,248	18,572

Operating expenses:
Selling expenses	3,554	3,897	5,989	6,100
General and administrative expenses	1,481	992	2,477	2,331
	5,035	4,889	8,466	8,431

Income from operations	6,430	4,367	10,782	10,141

Other income (expenses):
Change in fair value of derivative liability	249	357	567	579
Interest income	27	22	43	57
Interest expense	-	-	-	(8)
	276	379	610	628

Income before provision for income taxes	6,706	4,746	11,392	10,769
Provision for income taxes	1,841	984	4,031	2,536

Net income	4,865	3,762	7,361	8,233

Other comprehensive income:
Foreign currency translation adjustment	23	623	378	827

Comprehensive income	$4,888	$4,385	$7,739	$9,060

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	4,729	3,589	7,156	7,854
Net income attributable to preferred shareholders	136	173	205	379
Net income	$4,865	$3,762	$7,361	$8,233

Basic earnings per share- common	$0.62	$0.48	$0.94	$1.06

Diluted earnings per share	$0.62	$0.48	$0.94	$1.06

Weighted average number of common shares and participating preferred shares outstanding:

Basic	7,631,914	7,436,633	7,610,082	7,424,282

Diluted	7,856,661	7,800,995	7,848,272	7,798,934

VLOV INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; amounts in thousands)

	Six Months Ended June 30,
	2012	2011

Cash flows from operating activities:
Net income	$7,361	$8,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	646	24
Stock compensation expense	340	61
Loss on disposal of property, plant and equipment	100	15
Change in fair value of derivative liability	(567)	(579)
(Increase) decrease in assets:
Accounts and other receivables	10,963	4,876
Trade deposits	(2,463)	507
Inventories	(5,290)	(5,240)
Prepaid expenses	17	180
Increase (decrease) in liabilities:
Accounts payable	4,172	(1,166)
Accrued expenses and other payables	(412)	5
Income and other taxes payable	(670)	(1,144)

Net cash provided by operating activities	$14,197	$5,772

Cash flows from investing activities:
Purchases of property, plant and equipment	(37)	(46)
Acquisition of a business	-	(6,684)
Proceeds from the sale of property, plant and equipment	-	1,179
Time deposits	-	3,020
Net cash used in investing activities	$(37)	$(2,531)

Cash flows from financing activities:
Amount due to/from a director	(767)	736
Payment of short-term debt	-	(612)
Net cash provided by / (used in) financing activities	(767)	124
Effect of exchange rate changes	103	296
Net increase in cash and cash equivalents	13,496	3,661
Cash and cash equivalents, beginning of period	14,725	12,013
Cash and cash equivalents, end of period	$28,221	$15,674

Supplemental disclosure of cash flow information:
Interest paid	$-	$8
Income taxes paid	$3,567	$3,333